Exhibit 99.3

FORM OF LETTER

STEREOTAXIS, INC.

Subscription Warrants to Purchase Shares of Common Stock

Offered Pursuant to Subscription Warrants

Distributed to Shareholders

of Stereotaxis, Inc.

[            ], 2015

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the warrants offering (the “Warrants Offering”) by Stereotaxis, Inc. (“Stereotaxis”) of shares of Stereotaxis common stock, par value $0.001 per share (the “Common Stock”), pursuant to transferable subscription warrants (the “Warrants”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., New York City time, on September 9, 2015 (the “Record Date”). The Warrants and Common Stock are described in the accompanying prospectus supplement covering the Warrants and the shares of Common Stock issuable upon their exercise dated September 4, 2015 (the “Prospectus”).

In the Warrants Offering, Stereotaxis is offering an aggregate of 5,755,775 shares of Common Stock, as described in the Prospectus. The Warrants will expire, if not exercised prior to 5:00 p.m., New York City time, on September 30, 2015, unless extended (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee will receive a subscription warrant to purchase one share of Common Stock at a price of $1.10 per share (the “Subscription Price”) for every four shares of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date (with the total number of Warrants issuable rounded down to avoid the issuance of fractional Warrants). Each holder of Warrants is also entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of Common Stock at the same subscription price of $1.10 per share. Each Warrants holder is entitled to exercise its over-subscription privilege only if it exercises its Warrants in full.

Each Warrants holder will be required to submit payment in full for all the shares it wishes to buy with its Warrants (and over-subscription privilege, if applicable). No fractional Warrants will be distributed and no fractional shares will be issued. Any fractional Warrants issuable pursuant to the Warrants Offering resulting from the number of shares owned as of the Record Date or fractional shares issuable pursuant to the over-subscription privilege resulting from prorations or other limitations will be eliminated by rounding down to the nearest whole Warrant or whole share, with the Subscription Price being paid accordingly. Any excess subscription payments received by Broadridge Corporate Issuer Solutions, Inc. (the “Warrants Agent”) will be returned, without interest, as soon as practicable.

The Warrants are transferable during the course of the Warrants Offering. If the Warrants holder purchase Warrants in the open market or otherwise, and the Warrants Offering is not completed, the purchase price paid for such Warrants will not be returned to the Warrants holder.

Stereotaxis is asking persons who hold shares of Common Stock beneficially and who have received the Warrants distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Warrants on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Warrants Agent, incurred in connection with the exercise of the Warrants will be for the account of the holder of the Warrants, and none of such commissions, fees or expenses will be paid by Stereotaxis or the Warrants Agent.

Enclosed are copies of the following documents:

1. The Prospectus;

2. Instructions as to the Use of Stereotaxis, Inc. Warrants Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Warrants Agent.

Your prompt action is requested. To exercise the Warrants, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Warrants (and the over-subscription privilege, if applicable), to the Warrants Agent, as indicated in the Prospectus. The Warrants Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Warrants holder cannot revoke the exercise of its Warrants. Warrants not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from the Warrants Agent. The Warrants Agent’s telephone number is (855) 300-4994. Any questions or requests for assistance concerning the Warrants Offering should be directed to the Warrants Agent.

Very truly yours,

Stereotaxis, Inc.